Exhibit 99

IMPORTANT NOTICE CONCERNING THE BLACKOUT PERIOD

Because the merger of the SouthTrust 401(k) Plan and the SouthTrust ESOP with the Wachovia Savings Plan (including mapping the investment funds, as described on page 7) will take a period of time to process, there will be a “blackout period” under each of these plans. During the blackout period, you will temporarily be unable to conduct certain transactions under these plans, including directing or diversifying investments in your accounts under the plans, obtaining a loan from the plans or obtaining a distribution from the plans. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan. After the blackout period ends, your accounts under the SouthTrust 401(k) Plan and SouthTrust ESOP will be part of the Wachovia Savings Plan, and you will be able to conduct transactions and make inquiries with respect to your account under the Wachovia Savings Plan.

The blackout period for the SouthTrust 401(k) Plan, the SouthTrust ESOP and the Wachovia Savings Plan will be as follows:

TRANSACTION TYPE	BLACKOUT PERIOD BEGINS	BLACKOUT PERIOD ENDS
Submit an application for a new loan from the SouthTrust 401(k) Plan	4 p.m. ET, December 20, 2004	8 a.m. ET, January 10, 2005

Change your SouthTrust 401(k) Plan account contribution percentage (to be effective for the December 31, 2004, pay period)	4 p.m. ET, December 21, 2004	8 a.m. ET, January 10, 2005

Change your SouthTrust 401(k) Plan account future investment elections	4 p.m. ET, December 23, 2004	8 a.m. ET, January 10, 2005

Request a distribution (terminated employees) or withdrawal (active employees) from the SouthTrust 401(k) Plan	4 p.m. ET, December 28, 2004	8 a.m. ET, January 10, 2005

Change your SouthTrust 401(k) Plan account investment allocations	4 p.m. ET, December 28, 2004	8 a.m. ET, January 10, 2005

Pay off your SouthTrust 401(k) Plan loan	4 p.m. ET, December 28, 2004	8 a.m. ET, January 10, 2005

Request a distribution (terminated employees) from the SouthTrust ESOP	4 p.m. ET, December 28, 2004	8 a.m. ET, January 18, 2005 (After the blackout period ends, you will also be able to change your investment allocations with respect to those funds attributable to your ESOP account.)

During the blackout period, you will be unable to direct or diversify the assets held in your accounts under the plans. For this reason, it is very important that you carefully review and consider the appropriateness of your current investments — and the Fund Mapping chart on page 7 showing how the SouthTrust plan investments will be transferred — in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

In addition, you should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company (or in a fund comprised primarily of a company’s common stock, such as the Wachovia Common Stock Fund), as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If you have questions concerning the blackout period or regarding this blackout notice, please contact the Wachovia Benefits Center at 800-377-9220. Wachovia Benefits Center Representatives are available Monday through Friday, 8 a.m. to 6 p.m. ET. Alternatively, you may contact the administrator of the plan by mail at the following address:

Wachovia Corporation

Attn: Wachovia Savings Plan Administrator

c/o Human Resources

Two Wachovia Center, NC0960

301 South Tryon Street

Charlotte, North Carolina 28288